NATIONSBANK CORPORATION DIRECTOR DEFERRAL PLAN

                AS AMENDED AND RESTATED EFFECTIVE APRIL 24, 1996

1.       NAME:

         This plan shall be known as the "NationsBank Corporation Director Deferral Plan" (the "Plan").

2.       PURPOSE AND INTENT:

         NationsBank Corporation (the "Corporation") established this Plan effective January 1, 1995 for the purpose of providing the nonemployee members of its Board of Directors with the opportunity to defer payment of all (but not any portion of) the annual retainer fee and/or meetings fees payable during a year. Effective April 24, 1996, the Corporation adopted the NationsBank Corporation Directors' Stock Plan (the "Stock Plan") which provides in part that a portion of a director's annual retainer fee will be paid in cash and a portion in shares of common stock of the Corporation. This amendment and restatement of the Plan (i) allows a participating director to defer all or any portion of the director's annual retainer fee and/or meetings fees and (ii) sets forth special provisions for crediting the portion of any annual retainer fee deferred hereunder that would have been paid in stock under the Stock Plan. It is the intent of the Corporation that amounts deferred under the Plan by a director shall not be taxable to the director for income tax purposes until the time actually received by the director. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.       DEFINITIONS:

         For purposes of the Plan, the following terms shall have the following meanings:

         (a) "Accounts" of a Participant mean collectively the Participant's Cash Account and the Stock Account.

         (b) "Cash Account" means the account established and maintained on the books of the Corporation to record a Participant's interest under the Plan attributable to the cash portion of any Annual Retainer Fee and Meetings Fees credited to the Participant pursuant to paragraph 5(c) below, as adjusted from time to time pursuant to the terms of the Plan.

         (c)  "Claim" means a claim for benefits under the Plan.

         (d)  "Claimant" means a person making a Claim.

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         (e) "Common Stock" means the common stock of the Corporation.

         (f) "Compensation Committee" means the committee of individuals who are serving from time to time as the members of the Compensation Committee of the Board of Directors of the Corporation.

         (g) "Corporate Benefits Committee" means the committee of individuals who are serving from time to time as the members of the NationsBank Corporation Corporate Benefits Committee.

         (h) "Corporate Personnel Group" means the group of employees designated as such from time to time by the Corporation.

         (i) "Fair Market Value" of a share of Common Stock means the closing price on the relevant date of a share of Common Stock on the New York Stock Exchange (or such other principal securities exchange on which the shares of the Common Stock are traded if such shares are no longer traded on the New York Stock Exchange).

         (j) "Fees" means both (i) the annual retainer fee (the "Annual Retainer Fee") and (ii) any meetings fees (the "Meetings Fees") payable to a Nonemployee Director under the Corporation's compensation policies for directors in effect from time to time.

         (k) "Nonemployee Director" means an individual who is a member of the Board of Directors of the Corporation, but who is not an employee of the Corporation or any of its subsidiaries.

         (l) "Participant" means a Nonemployee Director who has elected to participate in the Plan as provided in paragraph 5(b) below.

         (m) "Plan Administrator" means the Corporate Personnel Group, or such other person or entity designated as the "Plan Administrator" for purposes of the Plan by the Compensation Committee.

         (n) "Plan Year" means the twelve (12) month period beginning January 1 and ending December 31.

         (o) "Single Sum Value" of the Cash Account of a Participant who is receiving annual installments pursuant to paragraph 5(h) means the single sum present value of the installments determined as of the relevant determination date using for such purpose as the discount rate the same rate that was used in calculating the amount of the installments pursuant to paragraph 5(h) below.



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         (p) "Stock Account" means the account established and maintained on the books of the Corporation to record a Participant's interest under the Plan attributable to the stock portion of any Annual Retainer Fee credited to the Participant pursuant to paragraph 5(c) below, as adjusted from time to time pursuant to the terms of the Plan.

         (q) "Stock Unit" means a unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock on such date.

4.       ADMINISTRATION:

         The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.       OPERATION:

         (a) Eligibility. Each Nonemployee Director shall be eligible to participate in the Plan.

         (b) Elections to Defer. A Nonemployee Director may become a Participant in the Plan by irrevocably electing, on a form provided by the Plan Administrator, to defer all or any portion of the Annual Retainer Fee payable to the Nonemployee Director during such Plan Year and/or the Meetings Fees payable to the Nonemployee Director for all meetings occurring during such Plan Year. Such election shall be made separately with respect to the cash and stock portions of the Annual Retainer Fee and the Meetings Fees. In order to be effective, a Nonemployee Director's election to defer must be executed and returned to the Plan Administrator on or before the date specified by the Plan Administrator for such purpose. Such election must normally be made prior to the beginning of the Plan Year to which the election relates. However, the Plan Administrator, in its sole and exclusive discretion, may determine that in certain circumstances an election may be made during a Plan Year if such determination is not inconsistent with the intent of the Plan expressed in paragraph 2 above.


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         (c) Establishment of Accounts. The Corporation shall establish and maintain on its books a Cash Account for each Participant and, if the Participant elects to defer the stock portion of an Annual Retainer Fee, a Stock Account. Each Account shall be designated by the name of the Participant for whom established. Both the Meetings Fees and the cash portion of any Annual Retainer Fee deferred by a Participant shall be credited to the Participant's Cash Account as of the date such Fees would have otherwise been paid to the Participant. The Stock Account of a Participant who elects to defer the stock portion of an Annual Retainer Fee shall be credited with a number of Stock Units equal to the number of shares of Common Stock which the Participant would have received under the Stock Plan with respect to such Annual Retainer Fee, and such Stock Units shall be credited to the Participant's Stock Account as of the date the related shares would have been issued to the Participant.

         (d) Account Adjustments: Cash Account. As of the last day of each calendar month, each Cash Account shall be adjusted for such month so that the level of investment return of the Cash Account shall be substantially equal to the ask yield of the most recent auction of 30-year Treasury bonds, as quoted for the last business day of the immediately preceding calendar month in the Wall Street Journal (Eastern Edition), or if such quotations are not available in the Wall Street Journal, in a similar financial publication selected by the Plan Administrator.

         (e) Account Adjustments: Stock Account. Each Stock Account shall be credited additional full or fractional Stock Units for cash dividends paid on the Common Stock based on the number of Stock Units in the Stock Account on the applicable dividend record date and calculated based on the Fair Market Value of the Common Stock on the applicable dividend payment date. Each Stock Account shall also be equitably adjusted as determined by the Plan Administrator in the event of any stock dividend, stock split or similar change in the capitalization of the Corporation.

         (f) Payment Options. At the time a Participant first makes an election to defer Fees under the Plan, the Participant shall be given the opportunity to irrevocably elect one of the following payment options: (i) single cash payment,
(ii) five (5) annual installments or (iii) ten (10) annual installments. The election shall be made in writing on a form provided by the Plan Administrator and must be returned to the Plan Administrator before such date as specified by the Plan Administrator. Such election shall be effective with respect to any Fees deferred under the Plan by the Participant, including Fees deferred under the Plan for all subsequent Plan Years. If a Participant fails to duly elect a payment option, the method of payment shall be the single cash payment.

         (g) Single Cash Payment. If a Participant to whom the single cash payment method applies terminates services with the Corporation as a member of the Board of Directors of the Corporation, such Participant's Accounts shall continue to be credited with adjustments under paragraph 5(d) and paragraph 5(e) above through January 31 of the calendar year immediately following the calendar year of such termination of services, except that, with respect to the Participant's Cash Account, the rate for


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such monthly adjustments from the calendar month of such termination of services through such January 31 shall be the 30-year Treasury bond ask yield for the last day of the calendar month immediately preceding such termination of services. The number of Stock Units in the Stock Account as of such January 31 shall be converted to cash based on the Fair Market Value of the Common Stock on such date, and such cash amount together with the final Cash Account balance as of such January 31 shall be paid in a single cash payment to the Participant (or to the Participant's designated beneficiary in the case of the Participant's termination of services as the result of the Participant's death) on or about such January 31.

         (h) Annual Installments. If a Participant to whom the annual installments method applies terminates service with the Corporation as a member of the Board of Directors of the Corporation, the amount of such annual installments shall be calculated and paid pursuant to the provisions of this paragraph 5(h). The first installment shall be paid on or about the January 31 of the calendar year immediately following the calendar year of such termination of services, and each subsequent installment shall be paid on or about each subsequent January 31. The amount of the installments shall be calculated as follows: First, as of such date of termination of services the Participant's Stock Account shall be debited of all Stock Units credited to it, and the Participant's Cash Account shall be credited with an amount equal to the aggregate Fair Market Value of such debited Stock Units as of such date of termination. Second, the Participant's Cash Account shall continue to be credited with monthly adjustments under paragraph 5(d) through such January 31, except that the rate for such monthly adjustments from the calendar month of such termination of services through such January 31 shall be the 30-year Treasury bond ask yield for the last day of the calendar month immediately preceding such termination of services. The amount of the annual installments shall then be calculated as equal installments amortized over the selected period using the same 30-year Treasury bond ask yield. If a Participant who has selected the annual installments method dies before any or all of the annual installments have been paid, such remaining annual installments shall be paid to the Participant's designated beneficiary. Participants shall designate a beneficiary under the Plan on a form furnished by the Plan Administrator, and if a Participant does not have a beneficiary designation in effect, the designated beneficiary shall be the Participant's estate.

         (i) Other Payment Provisions. Subject to the provisions of paragraph 5(j) and paragraph 6 below, a Participant shall not be paid any portion of the Participant's Accounts prior to the Participant's termination of services as a member of the Board of Directors of the Corporation. Any payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person's fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.


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         (j) Withdrawals on Account of an Unforeseeable Emergency. A Participant
who is in active service as a member of the Board of Directors of the Corporation may, in the Plan Administrator's sole discretion, receive a payment of all or any part of the amounts previously credited to the Participant's Cash Account (but not Stock Account) in the case of an "unforeseeable emergency." A Participant requesting a payment pursuant to this subparagraph (j) shall have the burden of proof of establishing, to the Plan Administrator's satisfaction, the existence of such "unforeseeable emergency," and the amount of the payment needed to satisfy the same. In that regard, the Participant shall provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this subparagraph (j), such payment shall be made within a reasonable time after the Plan Administrator's determination of the existence of such "unforeseeable emergency" and the amount of payment so needed. As used herein, the term "unforeseeable emergency" means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an "unforeseeable emergency" shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or
(ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be "unforeseeable emergencies" include the need to send a Participant's child to college or the desire to purchase a home. Withdrawals of amounts because of an "unforeseeable emergency" shall not exceed an amount reasonably needed to satisfy the emergency need.

         (k) Statements of Account. Each Participant shall receive an annual statement of the balance in the Participant's Accounts.


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6.       AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN:

         The Compensation Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount actually credited to a Participant's Accounts under the Plan on the date of such amendment or termination, or further defer the due dates for the payment of such amounts, without the consent of the affected Participant. Notwithstanding the provisions of paragraph 5(f), in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants to be paid in a single cash payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of Accounts in such manner as the Compensation Committee shall determine in its discretion. In that regard, upon any termination of the Plan the amount of any payment to a Participant (or beneficiary of a deceased Participant) who is receiving annual installments pursuant to paragraph 5(h) shall be the Single Sum Value of the Participant's Cash Account determined as of the selected determination date. Notwithstanding the foregoing, the accelerated payment of Participant Accounts described above shall be limited to the Participants' Cash Accounts to the extent necessary to insure that Stock Units under the Plan do not constitute "derivative securities" that are subject to the short-swing profit recovery rules of Section 16 of the Securities Exchange Act of 1934, and in such case a Participant's Stock Account shall continue to be adjusted and shall be paid as and when provided by the Plan without regard to such action to terminate the Plan.

7.       CLAIMS PROCEDURES:

         (a) General. In the event that a Claimant has a Claim under the Plan, such Claim shall be made by the Claimant's filing a notice thereof with the Plan Administrator within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Claimant's position and to present evidence and other material relevant to the Claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.

         (b) Notice of Decision of Plan Administrator. Each Claimant whose Claim has been denied by the Plan Administrator shall be provided written notice thereof, which notice shall set forth:

             (i)  the specific reason(s) for the denial;

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             (ii) specific reference to pertinent provision(s) of the Plan upon which such denial is based;

            (iii) a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

             (iv) an explanation of the procedure hereunder for review of such Claim;

all in a manner calculated to be understood by such Claimant.

         (c) Review of Decision of Plan Administrator. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Plan Administrator denying the Claim. Such review shall be by the Corporate Benefits Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Plan Administrator and shall be made by the written request of the Claimant or such Claimant's duly authorized representative of the Corporate Benefits Committee. In the event of appeal, the Claimant or such Claimant's duly authorized representative may review pertinent documents and submit issues and comments in writing to the Corporate Benefits Committee. The Corporate Benefits Committee shall review the following:

             (i) the initial proceedings of the Plan Administrator with respect to such Claim;

             (ii) such issues and comments as were submitted in writing by the Claimant or the Claimant's duly authorized representative; and

            (iii) such other material and information as the Corporate Benefits Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Plan Administrator.

The Corporate Benefits Committee may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Corporate Benefits Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Corporate Benefits Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon


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which such decision is based. The Claimant shall be furnished a copy of the written decision of the Corporate Benefits Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.       APPLICABLE LAW:

         The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

9.       MISCELLANEOUS:

         A Participant's rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and any Participant. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

         IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the 24th day of April, 1996.


                                                     NATIONSBANK CORPORATION


                                                     By: /s/C. J. Cooley
                                                        C. J. Cooley
                                                        Executive Vice President

                                                     "Corporation"